Exhibit 99.1

Media Contact:
Leslie Moore
TIBCO Software Inc.
(650) 846-5025
lmoore@tibco.com

David J. West Appointed to TIBCO Software Board of Directors

Palo Alto, Calif., March 3, 2014 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that David J. West, a leader and innovator in the consumer packaged goods industry, has been appointed to its board of directors. Mr. West’s distinguished executive experience spans numerous multi-billion dollar companies including Del Monte Foods Company, The Hershey Company, and Nabisco Holdings.

“Dave brings a valuable new perspective to complement the existing strengths of our current board of directors. His broad range of experience, as well as his expertise in consumer-oriented businesses, are important additions to TIBCO,” said Vivek Ranadivé, founder, chairman and chief executive officer, TIBCO.

West currently serves as president, chief executive officer and board member of Big Heart Pet Brands Inc., previously Del Monte Foods’ Pet Products division, a $2B pet products company. The creation of Big Heart Pet Brands follows the company’s recent sale of its Consumer Products business. West previously served as chief executive officer of Del Monte Foods Company and held various positions at The Hershey Company, including president and chief executive officer, chief operating officer, and chief financial officer.

“Dave has had a thoughtful and distinguished career as CEO and we have much to learn from his interesting and varied experience,” said Peter Job, presiding director, TIBCO.

“I am honored to join the TIBCO board and work with this exceptional team,” West said. “TIBCO has been a leader in many of the groundbreaking technological trends of the last two decades, starting with the creation of the ‘information bus’ concept that is ubiquitous today, and extending into the new areas of analytics and big/fast data. I look forward to sharing my experiences and contributing to the future direction and growth of this global leader.”

Naren Gupta, a director since 2002, will not be standing for re-election at TIBCO’s upcoming annual shareholders meeting. “I want to thank Naren for his significant contributions to the TIBCO board over the last decade. His advice and guidance have been invaluable. I wish him the greatest success as he shifts his focus to building his investment firm,” said Vivek Ranadivé.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® — the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

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